UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 29, 2010 (September 30, 2010)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1515 Broadway, 11th Floor
New York, NY 10036

(Address of principal executive offices)

+86 10 82525361
 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry Into A Material Definitive Agreement.

On September 30, 2010, China Advanced Construction Materials Group, Inc. (the “Company”), through its variable interest entity, Beijing Xin Ao Concrete Group (“Xin Ao”), entered into a loan agreement with the Beijing Branch of Shanghai Pudong Development Bank.  The loan agreement provides for a loan to Xin Ao of RMB 60 million (approximately US$9.0 million) with an annual interest rate of 5.841%.  The term of the loan is one year, and is guaranteed by Beijing Xinhang Construction Co., Lt.d. together with personal guarantees from Mr. Xianfu Han, the Company’s CEO, and Mr. Weili He, the Company’s COO.

On August 18, 2010, the Company, through Xin Ao, entered into a loan agreement with the Beijing-based Hua Xia Bank. The loan agreement provides for a loan to Xin Ao of RMB 10 million (approximately US$1.5 million) with an annual interest rate of 5.841%. The term of the loan is one year, and is guaranteed by Beijing Jinshengding Mineral Products Co., Ltd. and Beijing Xinhang Construction Material Group Co., Ltd., together with a personal guarantee from Mr. Han, the Company's CEO.

The description of the terms and conditions of the loan agreements set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the loan agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q, to be filed with the SEC on or before November 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.
/s/ Jeremy Goodwin
Jeremy Goodwin
President and Chief Financial Officer

Dated: October 29, 2010